PROPOSAL 1:  APPROVAL OF
              AGREEMENT AND PLAN OF REORGANIZATION

     The Board of Directors of Institutional Fund Inc., including all of the Directors who are not "interested persons" of Institutional Fund Inc. (as defined in the 1940 Act) (the "Non- interested Directors"), approved on August 6, 1997 an Agreement and Plan of Reorganization dated as of September 18, 1997 (the "Reorganization Agreement"). Subject to its approval by the stockholders of the International Equity Portfolio, the Reorganization Agreement provides for
(a) the transfer of all or substantially all of the assets and all of the identified and stated liabilities of the International Equity Portfolio to International Fund, a series of shares of common stock of International Fund Inc., in exchange solely for Barrett Shares of the International Fund; (b) the distribution of such Barrett Shares to the stockholders of the International Equity Portfolio in complete liquidation of the International Equity Portfolio; and (c) the deregistration of Institutional Fund Inc. as an investment company under the 1940 Act and its termination under state law (the "Reorganization").

     As a result of the Reorganization, each stockholder of the International Equity Portfolio will become a stockholder of the International Fund and will hold, immediately after the closing of the Reorganization (the "Closing"), that number of full and fractional Barrett Shares of the International Fund having an aggregate net asset value equal to the aggregate net asset value of such stockholder's shares held in the International Equity Portfolio as of the close of business on the business day preceding the Closing. The investment objective, policies and restrictions of the Barrett Shares class of International Fund will be substantially similar to those of the International Equity Portfolio at the time of the Closing.

     A  copy  of  the  Reorganization   Agreement  is  attached  to  this  Proxy
Statement/Prospectus as Exhibit C, and the description of the Reorganization Agreement which follows is qualified in its entirety by reference to Exhibit C.

                            SYNOPSIS

     The following is a summary of certain information contained in this Proxy Statement/Prospectus. This summary is qualified by reference to the more complete information contained elsewhere in this Proxy Statement/Prospectus, the Prospectus of the International Fund, the Prospectus of the International Equity Portfolio and the Reorganization Agreement, which is attached to this Proxy Statement/Prospectus as Exhibit C. Stockholders should read this entire Proxy Statement/Prospectus carefully.

     The Proposed Reorganization. The Board of Directors of Institutional Fund Inc., including a majority of the Non- interested Directors, has approved the Reorganization Agreement pursuant to which all or substantially all of the assets of the International Equity Portfolio would be acquired by the International Fund, in exchange solely for Barrett Shares of the International Fund and the assumption by the International Fund of all of the identified and stated liabilities of the International Equity Portfolio. Barrett Shares of the International Fund thereby received would then be distributed to the stockholders of the International Equity Portfolio in liquidation of the International Equity Portfolio, and Institutional Fund Inc. would then be deregistered as an investment company under the 1940 Act and terminated under applicable state law. As a result of the Reorganization, each stockholder of the International Equity Portfolio would become a stockholder of the International Fund and would hold, immediately after the Closing, that number of full and fractional Barrett Shares of the International Fund having an aggregate net asset

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

     value equal to the aggregate net asset value of such stockholder's shares held in the International Equity Portfolio as of the close of business on the business day preceding the Closing.

     The exchange of all or substantially all of the International Equity Portfolio's assets for Barrett Shares of International Fund and the assumption of all of the identified and stated liabilities of the International Equity Portfolio by the International Fund are expected to occur on December 15, 1997, or on such later date as the parties may agree in writing (the "Closing Date").

     For the reasons set forth below under "The Proposed Transaction - Reasons for the Proposed Transaction," the Board of Directors of Institutional Fund Inc., including the Non- interested Directors, has concluded that the Reorganization is in the best interests of the International Equity Portfolio and its stockholders and that the interests of stockholders of the International Equity Portfolio will not be diluted as a result of the transactions contemplated by the Reorganization Agreement. Accordingly, the Board of Directors recommends approval of the Reorganization Agreement. If the Reorganization Agreement is not approved, the International Equity Portfolio will continue in existence, unless the Board of Directors advocates other action, which may include the termination and liquidation of the International Equity Portfolio.

     Approval of the Reorganization Agreement with respect to the International Equity Portfolio requires the affirmative vote of the holders of a majority of the shares of stock of the International Equity Portfolio outstanding and entitled to vote thereon.

     Form of Organization. The International Fund is a diversified series of International Fund Inc., an open-end management investment company registered under the 1940 Act. International Fund Inc. is a Maryland corporation whose predecessor was organized in 1953. International Fund Inc. offers five (5) other existing portfolios, none of which is involved in the Reorganization: Scudder
Emerging Markets Growth Fund, Scudder Greater Europe Growth Fund, Scudder International Growth and Income Fund, Scudder Latin America Fund and Scudder Pacific Opportunities Fund. The International Equity Portfolio is a diversified series of Institutional Fund Inc., an open-end management investment company registered under the 1940 Act. Institutional Fund Inc. was formed as a corporation on January 2, 1986 under the laws of the State of Maryland.

     Investment Objectives and Policies. Each of the International Fund and the International Equity Portfolio (each also referred to herein as a "Fund" and collectively the "Funds") seeks long-term growth of capital primarily through a diversified portfolio of marketable foreign equity securities. These securities are selected primarily to permit each Fund to participate in non-United States companies and economies with prospects for growth. Each Fund invests in companies, wherever organized, which do business primarily outside the United States. Each Fund intends to diversify investments among several countries and to have represented in the portfolio, in substantial proportions, business activities in not less than five different countries in the case of the International Equity Portfolio, and not less than three different countries in the case of the International Fund.

     The International Fund generally invests in equity securities of established companies, listed on foreign exchanges, which the Investment Manager believes have favorable characteristics. When the Investment Manager believes that it is appropriate to do so in order to achieve the International Fund's investment objective of long-term capital growth, the International Fund may invest up to 20% of its total assets in debt securities. The International Fund may purchase "investment- grade" bonds, which are those rated Aaa, Aa, A or Baa by Moody's Investor Services, Inc. ("Moody's") or AAA, AA, A or BBB by Standard & Poor's Corporation ("S&P") or, if unrated, judged by the Investment Manager to be of equivalent quality. The International Fund may also invest up to 5% of its total assets in debt securities which are rated below investment grade.

     The International Equity Portfolio generally invests at least 90% of its total assets in equity securities of established companies, listed on foreign exchanges, which the Investment Manager believes have favorable characteristics. When the Investment Manager believes that it is appropriate to do so in order to achieve the International Equity Portfolio's investment objective of long-term capital growth, the International Equity Portfolio may invest up to 10% of its total assets in debt securities. The International Equity Portfolio may purchase "investment-grade" bonds, which are those rated Aaa, Aa, A or Baa by Moody's or AAA, AA, A or BBB by S&P or, if unrated, judged by the Investment Manager to be of equivalent quality. The International Equity Portfolio may also invest up to 5% of its total assets in debt securities which are rated below investment grade.

     When the Investment Manager determines that exceptional conditions exist abroad, each Fund may, for temporary defensive purposes, invest all or a portion of its assets in Canadian or U.S. Government obligations or currencies, or securities of companies incorporated in and having their principal activities in Canada or the U.S. See "Special Considerations and Risk Factors" and "Comparison of Policies and Restrictions" below.

     Fees and Expenses. The International Fund retains as its investment manager the investment management firm of Scudder, Stevens & Clark, Inc., a Delaware corporation located at 345 Park Avenue, New York, New York 10154, to manage its daily investment and business affairs subject to the policies established by the Directors of International Fund Inc. The management fee payable under the current Investment Management Agreement for International Fund is equal to an annual rate of 0.90% on the first $500 million of average daily net assets, 0.85% of such assets in excess of $500 million, 0.80% of such assets in excess of $1 billion, 0.75% of such assets in excess of $2 billion and 0.70% of such assets in excess of $3 billion. The International Fund's fee is graduated so that increases in the Fund's net assets may result in a lower fee rate and decreases in the Fund's net assets may result in a higher fee rate. The fee is payable monthly, provided the Fund will make such interim payments as may be requested by the Investment Manager not to exceed 75% of the amount of the fee then accrued on the books of the Fund and unpaid. The fee is higher than that charged to many funds which invest primarily in U.S. securities, but not necessarily higher than the fees charged to funds with investment objectives similar to that of the International Fund. As of March 31, 1997, the International Fund had total net assets of $2,583,030,686. The total fees incurred by the International Fund to the Investment Manager for the fiscal year ended March 31, 1997 were $20,989,160, which includes fees paid under the International Fund's investment management agreement which was in effect prior to September 5, 1996.

     For the fiscal year ended March 31, 1997, the International Fund's total expense ratio (total annual operating expenses as a percentage of average net assets) was 1.15%. The Investment Manager projects that after the proposed Reorganization is effected, the expense ratio of the Barrett Shares class of the International Fund will be approximately 1.10%. The actual expense ratio for the Barrett Shares class of International Fund for the fiscal years ending March 31, 1998 and March 31, 1999 may be higher or lower than 1.10% depending upon the International Fund's performance, general stock market and economic conditions, sales and redemptions of International Fund shares (including redemptions by former International Equity Portfolio stockholders), and other factors.

     The International Equity Portfolio also retains the Investment Manager to manage its daily investment and business affairs subject to the policies established by the Directors of Institutional Fund Inc. The management fee payable under the current Investment Management Agreement for International Equity Portfolio is equal to an annual rate of .90% of the Fund's average daily net assets. The fee is payable monthly, provided the Fund will make such interim payments as may be requested by the Investment Manager not to exceed 75% of the amount of the fee then accrued on the books of the Fund and unpaid. The fee is higher than that charged to many funds which invest primarily in U.S. securities, but not necessarily higher than the fees charged to funds with investment objectives similar to that of the International Equity Portfolio. As of March 31, 1997, the International Equity Portfolio had total net assets of $18,323,531. For the period April 3, 1996 (commencement of operations) to December 31, 1996, the Investment Manager did not impose any of its fee amounting to $104,861.

     For the fiscal year ended December 31, 1996, the International Equity Portfolio's total expense ratio (total annual operating expenses as a percentage of average net assets) was 0.95%, including waivers and reimbursements. The International Equity Portfolio's estimated total expense ratio for the fiscal year ended December 31, 1997 includes an investment management fee of 0.00%, Rule 12b-1 fees of 0.00% and other expenses of 1.04%, including waivers and reimbursements.

     Until July 31, 1997, the Investment Manager had agreed to waive its investment management fee and reimburse other expenses to the extent necessary so that the total annualized expenses of the International Equity Portfolio did not exceed 0.95% of average daily net assets. Effective August 1, 1997 through December 31, 1997, the Investment Manager has agreed to waive its management fee and reimburse other expenses to the extent necessary so that the total annualized expenses of the International Equity Portfolio do not exceed 1.15% of average daily net assets. If the Investment Manager had not agreed to waive its fee and reimburse other expenses, it is estimated that the annualized expenses of the International Equity Portfolio would be: investment management fee 0.90%, other expenses 1.36% and total operating expenses 2.26% for the fiscal year ended December 31, 1997. Estimated expenses for the fiscal year ended December 31, 1997 include the effect of a new transfer agency fee which took effect July 1, 1997. The Investment Manager is not obligated to continue its fee waivers and expense reimbursements after December 31, 1997. As demonstrated by the table below, stockholders of the International Equity Portfolio may experience an increase in expenses with respect to the Barrett Class of shares of International Fund received pursuant to the Reorganization.


     The current expenses of each Fund and pro forma expenses following the proposed restructuring are outlined below:

     Annual Fund Operating Expenses (as a percentage of average net assets)1

                      International  International     Pro Forma
                         Equity          Fund         (Barrett
                        Portfolio                     Shares)

Investment Management      0.00%          0.82%        0.82%
Fee

12b-1 Fees                  NONE          NONE          NONE

Other Expenses             0.95%          0.33%        0.28%
                           ----           ----         ----

Total  Fund Operating     0.95% 2         1.15%        1.10%
Expenses



1 The percentages in the above table expressing annual fund operating expenses for the International Equity Portfolio and the International Fund are based on amounts incurred during the year ended March 31, 1997, International Fund's most recent fiscal year end.

2 Until July 31, 1997, the Investment Manager had agreed to waive its investment management fee and reimburse other expenses to the extent necessary so that the total annualized expenses of the International Equity Portfolio did not exceed 0.95% of average daily net assets. If the Investment Manager had not agreed to waive its fee and reimburse other expenses for the period ended March 31, 1997, annualized expenses of the International Equity Portfolio would be: investment management fee 0.90%, other expenses 1.54% and total operating expenses 2.44%.

     Example. Based on the level of total operating expenses for each of the Funds listed in the table above for the year ended March 31, 1997, the total expenses relating to a $1,000 investment, assuming a 5% annual return and redemption at the end of each period, are listed below. Investors do not pay these expenses directly; they are paid by the Fund before it distributes its net investment income to stockholders. Actual expenses may be greater or less than those shown. Federal regulations require the example to assume a 5% annual return, but actual annual return will vary.


                  International      International     Pro Forma
                 Equity Portfolio        Fund

1 Year                 $10                 $12             $11
3 Years                $30                 $37             $35
5 Years                $53                 $63             $61
10 Years               $117              $140             $134

     Purchase, Redemption, and Exchange Information. The purchase, redemption and exchange procedures and privileges for the International Equity Portfolio and the Barrett Shares class of the International Fund are substantially similar, except as discussed below. For example:

     There is a $1,000 minimum initial investment requirement in the International Equity Portfolio and a minimum account size requirement of $1,000. The minimum investment requirement may be waived or lowered. The minimum subsequent investment required for the International Equity Portfolio is $1,000.

     The Barrett Shares class of the International Fund will have a $25,000 minimum initial investment requirement and a $1,000 minimum subsequent investment requirement, which may be changed by the Board of Directors. Shareholders of the International Equity Portfolio receiving shares of stock of the Barrett Shares class of the International Fund in connection with the proposed Reorganization will not be subject to the $25,000 minimum initial investment requirement.

     The Barrett Shares of the International Fund will not be exchangeable with other funds within the Scudder Family of Funds. Shares of the International Equity Portfolio currently are not exchangeable with other funds within the Scudder Family of Funds.

     Dividends and Other Distributions. Each of the Funds intends to distribute dividends from its net investment income and any net realized capital gains after utilization of capital loss carryforwards, if any, in December to prevent application of a federal excise tax. An additional distribution may be made if necessary. Any dividends or capital gains distributions declared in October, November or December with a record date in such a month and paid during the following January will be treated by stockholders for federal income tax purposes as if received on December 31 of the calendar year in which it is declared. Dividends and distributions of each Fund will be invested in additional shares of the Fund at net asset value and credited to the stockholder's account on the payment date or, at the stockholder's election, paid in cash.

     If the Reorganization Agreement is approved by the International Equity Portfolio's stockholders, then as soon as practicable before the Closing Date the International Equity Portfolio will pay its stockholders a cash distribution of all undistributed 1997 net investment income and undistributed realized net capital gains.

     Federal Income Tax Consequences of the Reorganization. The International Fund and the International Equity Portfolio will have received an opinion of Dechert Price & Rhoads, counsel to the International Equity Portfolio, to the effect that the Reorganization will constitute a tax-free reorganization within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). If the Reorganization constitutes a tax-free reorganization, no gain or loss will be recognized by the International Equity Portfolio or its stockholders as a result of the Reorganization. See "The Proposed Transaction - Tax Considerations."

             SPECIAL CONSIDERATIONS AND RISK FACTORS

     The principal investment risk of an investment in either the International Equity Portfolio or the International Fund is fluctuations in the net asset value of the Fund's shares. Portfolio management, market conditions, use of investment policies, and other factors affect such fluctuations. Although the investment objectives, policies and restrictions of the International Equity Portfolio and the International Fund are substantially similar, there are differences between them, which differences are outlined below. There can be no assurance that either Fund will achieve its stated objective.

     Comparison of Objectives. The principal investment objective of each of the International Fund and the International Equity Portfolio is long-term growth of capital primarily through a diversified portfolio of marketable foreign equity securities.

     Comparison of Policies and Restrictions. The securities in which the Funds invest are selected primarily to permit each Fund to participate in non-United States companies and economies with prospects for growth. Each Fund invests in companies, wherever organized, which do business primarily outside the United States. Each Fund intends to diversify investments among several countries and to have represented in the portfolio, in substantial proportions, business activities in not less than five different countries in the case of the International Equity Portfolio, and not less than three different countries in the case of the International Fund.

     The International Fund generally invests in equity securities of established companies, listed on foreign exchanges, which the Investment Manager believes have favorable characteristics. When the Investment Manager believes that it is appropriate to do so in order to achieve the International Fund's investment objective of long-term capital growth, the International Fund may invest up to 20% of its total assets in debt securities. The International Fund may purchase "investment- grade" bonds, which are those rated Aaa, Aa, A or Baa by Moody's or AAA, AA, A or BBB by S&P or, if unrated, judged by the Investment Manager to be of equivalent quality. The International Fund may also invest up to 5% of its total assets in debt securities which are rated below investment grade.

     The International Equity Portfolio generally invests at least 90% of its total assets in equity securities of established companies, listed on foreign exchanges, which the Investment Manager believes have favorable characteristics. When the Investment Manager believes that it is appropriate to do so in order to achieve the International Equity Portfolio's investment objective of long-term capital growth, the International Equity Portfolio may invest up to 10% of its total assets in debt securities. The International Equity Portfolio may purchase "investment-grade" bonds, which are those rated Aaa, Aa, A or Baa by Moody's or AAA, AA, A or BBB by S&P or, if unrated, judged by the Investment Manager to be of equivalent quality. The International Equity Portfolio may also invest up to 5% of its total assets in debt securities which are rated below investment grade.

     When the Investment Manager determines that exceptional conditions exist abroad, each of the International Fund and the International Equity Portfolio may, for temporary defensive purposes, invest all or a portion of its assets in Canadian or U.S. Government obligations or currencies, or securities of companies incorporated in and having their principal activities in Canada or the U.S.

Primary Investments:

     Foreign Securities. Each of the Funds invests primarily in foreign securities. Investments in foreign securities involve special considerations due to limited information, higher brokerage costs, different accounting standards, thinner trading markets as compared to domestic markets and the likely impact of foreign taxes on the income from securities. Such investments may also entail other risks, such as the possibility of one or more of the following; imposition of dividend or interest withholding or confiscatory taxes; currency blockages or transfer restrictions; expropriation, nationalization or other adverse political or economic developments; less governmental supervision and regulation of securities exchanges, brokers and listed companies; and the difficulty of enforcing obligations in other countries. Purchases of foreign securities are usually made in foreign currencies and, as a result, the Fund may incur currency conversion costs and may be affected favorably or unfavorably by changes in the value of foreign currencies against the U.S. dollar. Further, it may be more difficult for a Fund's agents to keep currently informed about corporate actions which may affect the prices of portfolio securities. Communications between the U.S. and foreign countries may be less reliable than within the U.S., increasing the risk of delayed settlements of portfolio transactions or loss of certificates for portfolio securities. A Fund's ability and decisions to purchase and sell portfolio securities may be affected by laws or regulations relating to the convertibility and repatriation of assets.

     Repurchase Agreements. Each of the Funds may enter into repurchase agreements. If the seller under a repurchase agreement becomes insolvent, a Fund's right to dispose of the securities may be restricted, or the value of the securities may decline before the Fund is able to dispose of them. In the event of the commencement of bankruptcy or insolvency proceedings with respect to the seller of the securities before repurchase of the securities under a repurchase agreement, a Fund may encounter delay and incur costs, including a decline in the value of the securities, before being able to sell the securities.

     Securities Lending. From time to time, International Fund may lend its portfolio securities to registered broker/dealers as described above. The risks of lending portfolio securities, as with other extensions of secured credit, consist of possible delays in receiving additional collateral or in the recovery of the securities or possible loss of rights in the collateral should the borrower fail financially. Loans will be made to registered broker/dealers deemed by the Investment Manager to be in good standing and will not be made unless, in the judgment of the Investment Manager, the consideration to be received in exchange for such loans would justify the risk.


     Debt Securities. Each of the Funds may, as described above, invest to a limited extent in debt securities rated below investment grade, i.e. below Baa by Moody's and below BBB by S&P. (commonly referred to as "junk bonds"). The lower the ratings of such debt securities, the greater their risks render them like equity securities. Moody's considers bonds it rates Baa to have speculative elements as well as investment-grade characteristics. Each of the Funds may invest in securities which are rated D by S&P or, if unrated, are of equivalent quality. Securities rated D may be in default with respect to payment of principal or interest. The International Fund may invest up to 20% of its total assets in debt securities. The International Equity Portfolio may invest up to 10% of total assets in debt securities. Each Fund may invest up to 5% of its total assets in debt securities which are rated below investment grade ("junk bonds").

     Illiquid and Restricted Securities. Each of the Funds may invest in illiquid and restricted securities. The absence of a trading market can make it difficult to ascertain a market value for illiquid and restricted securities. Disposing of illiquid and restricted securities may involve time-consuming negotiation and legal expenses, and it may be difficult or impossible for a Fund to sell them promptly at an acceptable price. The risk factors involved in the use of illiquid and restricted securities is substantially the same for each of the Funds.

     Strategic Transactions and Derivatives. From time to time, each of the Funds may engage in strategic transactions and derivatives. Strategic Transactions, including derivative contracts, have risks associated with them including possible default by the other party to the transaction, illiquidity and, to the extent the Investment Manager's view as to certain market movements is incorrect, the risk that the use of such Strategic Transactions could result in losses greater than if they had not been used. Use of put and call options may result in losses to a Fund, force the sale or purchase of portfolio securities at inopportune times or for prices higher than (in the case of put options) or lower than (in the case of call options) current market values, limit the amount of appreciation a Fund can realize on its investments or cause the Fund to hold a security it might otherwise sell. The use of currency transactions can result in a Fund's incurring losses as a result of a number of factors including the imposition of exchange controls, suspension of settlements or the inability to deliver or receive a specified currency. The use of options and futures transaction entails certain other risks. In particular, the variable degree of correlation between price movements in the related portfolio position of a Fund creates the possibility that losses on the hedging instrument may be greater than gains in the value of a Fund's position. In addition, futures and options markets may not be liquid in all circumstances and certain over-the-counter options may have no markets. As a result, in certain markets, a Fund might not be able to close out a transaction without incurring substantial losses, if at all. Although the use of futures contracts and options transactions for hedging should tend to minimize the risk of loss due to a decline in the value of the hedged position, at the same time they tend to limit any potential gain which might result from an increase in the value of such position. Finally, the daily variation margin requirements for futures contracts would create a greater ongoing potential financial risk than would purchases of options, where the exposure is limited to the cost of the initial premium. Losses resulting from the use of Strategic Transactions would reduce net asset value, and possibly income, and such losses can be greater than if the Strategic Transactions had not been utilized. The risk factors involved in the use of strategic transactions and derivatives is substantially the same for each of the Funds.


     Fundamental Policies. Each Fund has "fundamental" investment policies which may be changed only with stockholder approval and "nonfundamental" investment policies which may be changed only with the approval of a Fund's Board of Directors. Following is a description of certain of the Funds' current fundamental investment policies which are substantially similar:

     Neither Fund may, with respect to 75% of its total assets taken at market value, purchase more than 10% of the voting securities of any one issuer or invest more than 5% of the value of its total assets in the securities of any one issuer, except obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities and except securities of other investment companies.

     Neither Fund may borrow money except as a temporary measure for extraordinary or emergency purposes or except in connection with reverse repurchase agreements; provided that the Fund maintains asset coverage of 300% for all borrowings.

     Neither Fund may act as an underwriter of securities issued by others, except to the extent that the Fund may be deemed an underwriter in connection with the disposition of its portfolio securities.

     Neither Fund may make loans to other persons, except (a) loans of portfolio securities, and (b) to the extent that the entry into repurchase agreements and the purchase of debt securities in accordance with the Fund's investment objectives and investment policies may be deemed to be loans.

     Neither Fund may purchase or sell real estate (except that each Fund may invest in (i) securities of companies which deal in real estate or mortgages, and (ii) securities secured by real estate or interests therein, and reserves freedom of action to hold and to sell real estate acquired as a result of the Fund's ownership of securities).

     Neither Fund may purchase or sell physical commodities or contracts relating to physical commodities.


     Stockholders of the International Fund are being asked at a Special Meeting of Stockholders on October 27, 1997 to approve certain changes to the International Fund's fundamental investment restrictions. Except for the policy on borrowing, none of the proposed policies differs from the International Fund's current comparable policy in a material way. The current policy of International Fund prohibits borrowing money, except as a temporary measure for extraordinary or emergency purposes and except in connection with reverse repurchase agreements; provided that the Fund maintains asset coverage of 300% for all borrowings. Under its proposed borrowing policy, International Fund would not be limited to borrowing for temporary or emergency purposes; however, if the International Fund Inc. Directors determine with respect to International Fund to permit borrowing for other purposes, which they currently do not intend to do, the Fund's disclosure documents would be amended to disclose that fact. Although the International Fund Inc. directors do not currently intend to permit International Fund to borrow for investment leverage purposes, such borrowings would increase the Fund's volatility and the risk of loss in a declining market. Borrowings under reverse repurchase agreements are now permitted, and would be permitted under the proposed policy. The 1940 Act requires borrowings to have 300% asset coverage, which requirement would, therefore, remain unchanged under the proposed policy, except to the extent that reverse repurchase agreements would not be subject, under the proposed policy, to the 300% asset coverage requirement. Consequently, the proposed policy would permit International Fund to engage in reverse repurchase agreements to a greater extent than under the current policy. If approved, International Fund's foregoing policies would be revised as follows.


     International Fund will not:

     (a) concentrate its investments in a particular industry, as that term is used in the Investment Company Act of 1940, as amended and interpreted by regulatory authority having jurisdiction from time to time;

     (b) borrow money, except as permitted under the Investment Company Act of 1940, as amended and interpreted by regulatory authority having jurisdiction from time to time;

     (c) issue senior securities, except as permitted under the Investment Company Act of 1940, as amended and interpreted by regulatory authority having jurisdiction from time to time;

     (d) engage in the business of underwriting securities issued by others, except to the extent that the Fund may be deemed to be an underwriter in connection with the disposition of portfolio securities;

     (e) purchase or sell real estate, which term does not include securities of companies which deal in real estate or mortgages or investments secured by real estate or interests therein, except that the Fund reserves freedom of action to hold and to sell real estate acquired as a result of the Fund's ownership of securities;

     (f) make loans to other persons, except (i) loans of portfolio securities, and (ii) to the extent that entry into repurchase agreements and the purchase of debt instruments or interests in indebtedness in accordance with the Fund's investment objective and policies may be deemed to be loans; or

     (g) purchase physical commodities or contracts relating to physical commodities.

     In addition, International Fund will continue to be classified as a diversified series of an open-end management investment company.

     The nonfundamental investment restrictions of the International Equity Portfolio and the International Fund are substantially similar, except as described herein.

     Description of the Reorganization Agreement. As stated above, the Reorganization Agreement provides for the transfer of all or substantially all of the assets of the International Equity Portfolio to the International Fund in exchange for that number of full and fractional Barrett Shares in the International Fund having an aggregate net asset value equal to the aggregate net asset value of each International Equity Portfolio stockholder's stock held in the International Equity Portfolio as of the close of business on the business day preceding the Closing. International Fund will assume all of the identified and stated liabilities of the International Equity Portfolio. In connection with the Closing, Institutional Fund Inc., on behalf of the International Equity Portfolio, will distribute the shares of the International Fund received in the exchange to the stockholders of the International Equity Portfolio in complete liquidation of the International Equity Portfolio. Institutional Fund Inc. will subsequently be deregistered as an investment company under the 1940 Act and terminated under Maryland law.

     Upon completion of the Reorganization, each stockholder of the International Equity Portfolio will own that number of full and fractional Barrett Shares in the International Fund having an aggregate net asset value equal to the aggregate net asset value of such stockholder's stock held in the International Equity Portfolio immediately as of the close of business on the business day preceding the Closing. Each stockholder's account with Intenational Fund Inc. will be identical in all material respects to the accounts currently maintained by Institutional Fund Inc. for each stockholder. In the interest of economy and convenience, shares of the International Equity Portfolio generally are not represented by physical certificates, and shares of the International Fund similarly generally will be in uncertificated form.

     Until the closing, stockholders of the International Equity Portfolio will, of course, continue to be able to redeem their shares at the net asset value next determined after receipt by the International Equity Portfolio's Transfer Agent of a redemption request in proper form. Redemption requests received by Institutional Fund Inc. thereafter will be treated as requests received by International Fund Inc. for the redemption of shares of the International Fund received by the stockholder in the Reorganization.

     The obligations of Institutional Fund Inc. and International Fund Inc. under the Reorganization Agreement are subject to various conditions, as stated therein. Among other things, the Reorganization requires that all filings be made with, and all authority be received from, the SEC and state securities commissions as may be necessary in the opinion of counsel to permit the parties to carry out the transactions contemplated by the Reorganization Agreement. Institutional Fund Inc. and International Fund Inc. are in the process of making the necessary filings. To provide against unforeseen events, the Reorganization Agreement may be terminated or amended at any time prior to the Closing by action of the Directors of Institutional Fund Inc. and the Directors of International Fund Inc., notwithstanding the approval of the Reorganization Agreement by the stockholders of the International Equity Portfolio. However, no amendment may be made that materially adversely affects the interests of the stockholders of the International Equity Portfolio. Institutional Fund Inc. and International Fund Inc. may at any time waive compliance with any of the covenants and conditions contained in the Reorganization Agreement. For a complete description of the terms and conditions of the Reorganization, see the Reorganization Agreement at Exhibit C.

     Reasons for the Reorganization. The proposed Reorganization was presented to the Board of Directors of Institutional Fund Inc. for consideration and approval at a special meeting on August 6, 1997. All of the Directors were present at the meeting. For the reasons discussed below, the Board of Directors of Institutional Fund Inc., including all of the Non-interested Directors, has determined that the interests of the stockholders of the International Equity Portfolio will not be diluted as a result of the proposed Reorganization, and that the proposed Reorganization is in the best interests of the International Equity Portfolio and its stockholders.

     The proposed combination of the International Equity Portfolio and the International Fund will allow the International Equity Portfolio's stockholders to continue to participate in a professionally-managed portfolio consisting primarily of foreign equity investments. The Directors of the International Equity Portfolio believe that International Equity Portfolio stockholders will benefit from the proposed Reorganization because the International Fund, while guided by substantially similar investment objectives and policies, offers the following benefits:

     Increased Investment Opportunities: The International Fund is currently approximately more than 100 times larger than the International Equity Portfolio. Because of its much larger asset base, the International Fund can acquire and dispose of securities on more favorable terms than the International Equity Portfolio. Also, because of its larger size, the International Fund can obtain a wider variety of investments. Moreover, it is anticipated that combining the International Equity Portfolio and the International Fund will further enhance trading efficiency and investment flexibility.

     Lower Fund Expenses Over Time: While total fund expenses of the International Fund will be higher than those currently paid by stockholders of the International Equity Portfolio on account of expense limitations currently in place, if the proposed transaction is approved, such stockholders may benefit from lower total fund expenses over the long-term. There can be no assurance that the Investment Manager will continue its expense limitation arrangement currently in effect for the International Equity Portfolio once such expense limitation expires after December 31, 1997.

     Due to the small size of the International Equity Portfolio, the Directors and management of such Fund believe that the Fund cannot grow to a sufficient size through the sale of additional stock to provide investors with significant economies of scale. Accordingly, the Directors of Institutional Fund Inc. recommend that the International Equity Portfolio's stockholders approve the Reorganization with the International Fund.

     The  Board  of  Directors  of  the  International   Equity  Portfolio,   in
recommending the proposed transaction, considered a number of factors, including the following:

     (1) the capabilities and resources of the Investment Manager and its affiliates in the areas of investment management and stockholder servicing;

     (2) expense ratios and information regarding fees and expenses of the International Equity Portfolio and the International Fund;

     (3) the terms and conditions of the Reorganization and whether it would result in dilution of the interests of the International Equity Portfolio's stockholders;

     (4) the compatibility of the International Fund, its investment objectives, policies and restrictions with those of the International Equity Portfolio;

     (5) the growth opportunities afforded by the proposed consolidation with the International Fund; and

     (6) the tax consequences to the International Equity Portfolio and its stockholders.

     Description of Securities To Be Issued. The authorized capital stock of International Fund Inc. consists of 700,000,000 shares, $0.01 par value per share. The Directors of International Fund Inc. are authorized to divide the shares into separate series, of which the International Fund is one. Shares of International Fund Inc. entitle their holders to one vote per share; however, separate votes will be taken by each series on matters affecting an individual series. Shares have noncumulative voting rights and no preemptive or subscription rights. International Fund Inc. is not required to hold stockholder meetings annually, although stockholder meetings may be called for purposes such as electing or removing Directors, changing fundamental policies or approving an investment management agreement.


     The Directors of International Fund Inc., in their discretion, may authorize the division of shares of International Fund Inc. (or shares of a series) into different classes permitting shares of different classes to be distributed by different methods. Although stockholders of different classes of a series would have an interest in the same portfolio of assets, stockholders of different classes may bear different expenses in connection with different methods of distribution, which may affect performance. Consistent with the Directors' authority, the Directors of International Fund Inc. have authorized the creation of the Barrett Shares class of the International Fund. It is anticipated that the Barrett Shares class of the International Fund will be created prior to the Closing Date. If the Barret shares class of the
International  FUnd  is  not  so  created,   the  Reorganization   will  not  be
consummated.


     International Fund Inc.'s By-Laws provide that meetings of stockholders may be called at any time by the President, and shall be called by the President or Secretary at the request, in writing or by resolution, of a majority of Directors, or at the written request of the holder or holders of twenty-five percent (25%) or more of the total number of shares of International Fund Inc. then issued and outstanding and entitled to vote at such meeting. Any such request shall state the purpose of the proposed meeting. In the event that stockholders of International Fund Inc. wish to communicate with other stockholders concerning the removal of any Director of International Fund Inc., such stockholders shall be assisted in communicating with other stockholders for the purpose of obtaining signatures to request a meeting of stockholders, all in the manner provided in Section 16(c) of the 1940 Act as if that section were applicable.

     Tax Considerations. The Reorganization is conditioned upon the receipt by Institutional Fund Inc. and International Fund Inc. of an opinion from Dechert Price & Rhoads, substantially to the effect that, based upon the facts, assumptions and representations of the parties, for federal income tax purposes:
(i) the transfer to International Fund of all of the assets of the International Equity Portfolio in exchange solely for International Fund Barrett Shares and the assumption by the International Fund of all of the identified and stated liabilities of the International Equity Portfolio, followed by the distribution of such Barrett Shares to the International Equity Portfolio stockholders in exchange for their shares of the International Equity Portfolio in complete liquidation of the International Equity Portfolio, will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Code, and the International Fund and the International Equity Portfolio will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by the International Equity Portfolio upon the transfer of all of its assets to the International Fund in exchange solely for International Fund Barrett Shares and the assumption by the International Fund of the identified and stated liabilities of the International Equity Portfolio;
(iii) the basis of the assets of the International Equity Portfolio in the hands of the International Fund will be the same as the basis of such assets of the International Equity Portfolio immediately prior to the transfer; (iv) the holding period of the assets of the International Equity Portfolio in the hands of the International Fund will include the period during which such assets were held by the International Equity Portfolio; (v) no gain or loss will be recognized by the International Fund upon the receipt of the assets of the International Equity Portfolio in exchange for International Fund Barrett Shares and the assumption by the International Fund of the identified and stated liabilities of the International Equity Portfolio; (vi) no gain or loss will be recognized by the stockholders of the International Equity Portfolio upon the receipt of International Fund Barrett Shares solely in exchange for their shares of the International Equity Portfolio as part of the transaction; (vii) the basis of the International Fund Barrett Shares received by the stockholders of the International Equity Portfolio will be the same as the basis of the shares of the International Equity Portfolio exchanged therefor; and (viii) the holding period of the International Fund Barrett Shares received by the stockholders of the International Equity Portfolio will include the holding period during which the shares of the International Equity Portfolio exchanged therefor were held, provided that at the time of the exchange the shares of the International Equity Portfolio were held as capital assets in the hands of the stockholders of the International Equity Portfolio.

     While Institutional Fund Inc. is not aware of any adverse state or local tax consequences of the proposed Reorganization, it has not requested any ruling or opinion with respect to such consequences and stockholders may wish to consult their own tax advisers with respect to such matters.


     Comparative Information on Stockholder Rights. Each of International Fund Inc. and Institutional Fund Inc. is a Maryland corporation governed by its Articles of Incorporation dated June 23, 1975 and January 2, 1986, respectively, each as amended and restated, its By-Laws and applicable Maryland law. The business and affairs of each of the Funds are managed under the direction of a Board of Directors.

     The number of shares of common stock of each of International Fund Inc. and Institutional Fund Inc. authorized is 700,000,000 and 25,000,000,000, respectively. Under the Articles of Incorporation of each of Institutional Fund Inc. and International Fund Inc., the Board of Directors is authorized to create new classes or series of shares without a vote of stockholders.


     Interests in the International Fund and the International Equity Portfolio are represented by transferable shares of common stock having $0.01 par value and $0.001 par value, respectively. The Directors of each of International Fund Inc. and Institutional Fund Inc. may from time to time divide or combine the shares into a greater or lesser number without thereby changing the proportionate common stocks in that portfolio. The Directors of International Fund Inc. and Institutional Fund Inc. each have the power to create separate classes of shares for each portfolio and to create additional classes in the future without a vote of stockholders.

     Liquidation Expenses of The Fund. If the Reorganization is effected, the International Equity Portfolio will liquidate, cease to operate as a business, and dissolve its corporate existence. In this connection, the International Equity Portfolio will incur certain expenditures, obligations, and liabilities to be paid or discharged on and after the Closing Date ("Liquidation Expenses"), for which it will retain a portion of its cash and cash equivalents as the Expense Reserve.

     Interest of Certain Persons. The Investment Manager has a financial interest in the Reorganization, arising from the fact that its management fee under its Investment Management Agreement with the International Fund will increase as the amount of the International Fund's assets increases: the amount of those assets will increase by virtue of the Reorganization. See "Synopsis - Fees and Expenses." Similarly, Scudder Service Corporation, a subsidiary of the Investment Manager, is the transfer, stockholder servicing and dividend-paying agent for the International Fund, and its fees from the International Fund will increase from the addition to the International Fund of new accounts.

     Portfolio Turnover. The average annual portfolio turnover rate for the International Fund, i.e. the ratio of the lesser of annual sales or purchases to the monthly average value of the portfolio (excluding from both the numerator and the denominator securities with maturities at the time of acquisition of one year or less), for the fiscal year ended March 31, 1996 and March 31, 1997, was 45.2% and 35.8%, respectively. The average annual portfolio turnover rate for the International Equity Portfolio for the period April 3, 1996 (commencement of operations) to December 31, 1996 was 10.1% (annualized).

     Capitalization and Performance. The following table shows on an unaudited basis the capitalization of the International Equity Portfolio and the Barrett Shares class of the International Fund as of March 31, 1997 and on a pro forma basis as of March 31, 1997 giving effect to the Reorganization:

(In thousands, except per share values)

                  International    International  Pro Forma       Pro Forma
                      Fund         Equity         Adjustments*      for
                                   Portfolio                    Reorganization*

Net Assets           $2,583,031   $   18,324            0        $2,601,355
Net Asset Value
per share            $    48.07   $    12.68            0        $    48.07
Shares outstanding       53,734        1,446       (1,064)           54,116

* The pro forma relates to the International Fund as a whole; the pro forma for the Barrett Shares class of the International Fund (in thousands, except per share value) is as follows: net assets of $18,324, net asset value per share of $48.07 and shares outstanding of 382.

     Total return is a measure of the change in value of an investment in a fund over the period covered, which assumes that any dividends or capital gains distributions are automatically reinvested in shares of the same class of that fund rather than paid to the investor in cash. The formula for total return used by a fund is prescribed by the SEC and includes three steps: (1) adding to the total number of shares of the particular class that would be purchased by a hypothetical $1,000 investment in the fund all additional shares that would have been purchased if all dividends and distributions paid or distributed during the period had been automatically reinvested; (2) calculating the redeemable value of the hypothetical initial investment as of the end of the period by multiplying the total number of shares owned at the end of the period by the net asset value per share of the relevant class on the last trading day of the period; and (3) dividing this account value for the hypothetical investor by the amount of the initial investment, and annualizing the result for periods of less than one year. Total return may be stated with or without giving effect to any expense limitations in effect for a fund.

     Average Annual Total Return. The following table reflects average annual total returns for the one, five and ten year periods ending July 31, 1997 for shares of the International Equity Portfolio and the International Fund:

     Average Annual Total Return:

       Period         International Fund*   International Equity Portfolio
       ------         -------------------   ------------------------------
One Year                     29.21%                26.93%
Five Years                   14.84%                  n/a
Ten Years                     9.30%                  n/a
Since Inception                n/a                  17.66%

___________________________________


* Barrett Shares of International Fund were not offered during the period covered. Performance shown is for shares of the International Fund in existence during the periods covered.


     Investment Manager. Scudder, Stevens & Clark, Inc., 345 Park Avenue, New York, New York 10154 is the investment manager to the International Fund pursuant to an Investment Management Agreement with International Fund Inc., on behalf of the International Fund, substantially similar in all material respects to that currently in place for the International Equity Portfolio.

     Stockholders of the International Fund are being asked to approve a new investment management agreement with Scudder Kemper in connection with the transactions pursuant to the Scudder- Zurich alliance described more fully in Proposal 2 below. If approved, the new investment management agreement between the International Fund and Scudder Kemper is not expected to have a material effect on the operations of the International Fund or on its stockholders. No material change in the International Fund's investment philosophy, objectives or strategies is currently envisioned.

     The Directors and Executive Officers of International Fund Inc., their business addresses and principal occupations during the past five years are:

                       Present Office with International Fund
                   Inc. (Date Became Director), Principal Occupation or
Name (Age)                  Employment and Directorships
----------                  ----------------------------


Paul Bancroft III    Director, Scudder International Fund,  Inc.
(67)                 (1982).   Venture Capitalist and Consultant
                     (1988   to   present);  Retired  President,
                     Chief   Executive  Officer  and   Director,
                     Bessemer    Securities    Corp.    (private
                     investment   company);  Director,   Western
                     Atlas,  Inc. (diversified oil services  and
                     industrial  automation  company).    Former
                     Director:    Albany   International,   Inc.
                     (paper  machine  belt  manufacturer);   and
                     Measurex  Corp.  (process  control  systems
                     company).   Mr.  Bancroft  serves  on   the
                     Boards   of  an  additional  5  Trusts   or
                     Corporations whose Funds are advised by Scudder.


Nicholas Bratt*      President     and     Director,     Scudder
(49)                 International Fund, Inc. (1982).   Managing
                     Director of Scudder, Stevens & Clark,  Inc.
                     Mr. Bratt serves on the Boards of an additional 14 Trusts or Corporations whose Funds are advised by Scudder.

                       Present Office with International Fund
                   Inc. (Date Became Director), Principal Occupation or
Name (Age)                  Employment and Directorships
----------                  ----------------------------

Thomas J. Devine     Director, Scudder International Fund,  Inc.
(70)                 (1978).  Consultant.  Mr. Devine serves  on
                     the Boards of an additional 6 Trusts or Corporations whose Funds are advised by Scudder.

Keith R. Fox (43)    Director, Scudder International Fund,  Inc.
                     (1996).     President,    Exeter    Capital
                     Management   Corporation  (private   equity
                     investment  firm). Mr. Fox  serves  on  the
                     Boards   of  an  additional  3  Trusts   or
                     Corporations whose Funds are advised by Scudder.

William  H.          Director, Scudder International Fund,  Inc.
Gleysteen, Jr. (71)  (1990).     Consultant;   Guest    Scholar,
                     Brookings Institute; Former President,  The
                     Japan  Society,  Inc.  (until  1996).   Mr.
                     Gleysteen  serves  on  the  Boards  of   an
                     additional 4 Trusts or Corporations whose Funds are advised by Scudder.

David S. Lee* (63)   Vice  President,  Assistant  Treasurer  and
                     Director, Scudder International Fund,  Inc.
                     (1997).     Managing   Director,   Scudder,
                     Stevens  &  Clark, Inc.; Trustee  Emeritus,
                     New   England  Medical  Center.   Mr.   Lee
                     serves  on  the Boards of an additional  38
                     Trusts or Corporations whose Funds are advised by Scudder.

William H. Luers     Director, Scudder International Fund,  Inc.
(68)                 (1990).     President,   The   Metropolitan
                     Museum  of Art; Director:  IDEX Corporation
                     (liquid  handling  equipment  manufacturer)
                     and   Wickes   Lumber   Company   (building
                     materials    for    contractors);    Former
                     Director: Transco Energy Company (natural gas transmission company) (until 1995) and The Discount Corporation of New York (bond trading) (until 1993). Mr. Luers serves on the Boards of an additional 3 Trusts or Corporations whose Funds are advised by Scudder.

Wilson Nolen (70)    Director, Scudder International Fund,  Inc.
                     (1975).    Consultant;  Trustee:   Cultural
                     Institutions  Retirement  Fund,  Inc.,  New
                     York Botanical Garden, Skowhegan School  of
                     Painting   and   Sculpture;   and    Former
                     Director, Ecohealth, Inc. (biotechnology company) (until 1996). Mr. Nolen serves on the Boards of an additional 9 Trusts or Corporations whose Funds are advised by Scudder.

Daniel Pierce* (63)  Chairman   of   the  Board  and   Director,
                     Scudder  International Fund,  Inc.  (1986).
                     Chairman   of   the  Board   and   Managing
                     Director of Scudder, Stevens & Clark,  Inc.
                     Director,  Fiduciary  Trust  Company  (bank
                     and  trust  company) and Fiduciary  Company
                     Incorporated  (bank  and  trust   company).
                     Mr. Pierce serves on the Boards of an additional 25 Trusts or Corporations whose Funds are advised by Scudder.

Kathryn L. Quirk*    Vice  President,  Assistant  Secretary  and
(44)                 Director, Scudder International Fund,  Inc.
                     (1996).    Managing  Director  of  Scudder,
                     Stevens & Clark, Inc. Ms. Quirk serves on the Boards of an additional 34 Trusts or Corporations whose Funds are advised by Scudder.

Dr. Gordon           Director, Scudder International Fund,  Inc.
Shillinglaw (72)     (1982).   Professor Emeritus of Accounting,
                     Columbia  University  Graduate  School   of
                     Business.   Dr. Shillinglaw serves  on  the
                     Boards   of  an  additional  8  Trusts   or
                     Corporations whose Funds are advised by Scudder.

________________

*    Directors  considered by International  Fund  Inc.  and  its counsel  to be "interested persons" (as defined in the  1940
     Act) of International Fund Inc. or of its investment manager.

     Stockholders of the International Fund are being asked to elect a new slate of Directors in connection with the Scudder- Zurich alliance for reasons substantially similar to those set forth in Proposal 3 below.

     Expenses of the Reorganization. The expenses relating to the proposed Reorganization will be borne by Scudder.

                     ADDITIONAL INFORMATION

     As of June 30, 1997, 3,476,331 shares in the aggregate, 6.48% of the outstanding shares of International Fund were held in the name of Charles Schwab & Co., 101 Montgomery Street, San Francisco, CA 94104, who may be deemed to be the beneficial owner of certain of these shares, but disclaims any beneficial ownership therein. As of June 30, 1997 the Directors and Officers of International Fund Inc. as a group beneficially owned less than 1% of each class of shares of the International Fund outstanding. As of June 30, 1997, the Directors and Officers of Institutional Fund Inc. as a group beneficially owned less than 1% of the outstanding shares of the International Equity Portfolio. No persons own beneficially, as of June 30, 1997, 5% or more of the outstanding shares of the International Equity Portfolio.

Required Vote

     Approval of the Reorganization Agreement requires the affirmative vote of a majority of the International Equity Portfolio's shares outstanding and entitled to vote thereon. Subject to such approval, the reorganization is currently scheduled to become effective as of the close of business on December 15, 1997, but may be postponed by mutual agreement of Institutional Fund Inc. and
International Fund Inc. The Directors unanimously recommend that the stockholders of the Fund vote in favor of this Proposal 1.

                  PROPOSAL 2:  APPROVAL OF NEW
                 INVESTMENT MANAGEMENT AGREEMENT

     Introduction. Scudder acts as the investment manager to the International Equity Portfolio (also referred to in Proposals 2, 3 and 4 as the "Fund") pursuant to an investment management agreement entered into by the Fund and Scudder (the "Current Investment Management Agreement"). On June 26, 1997, Scudder entered into a Transaction Agreement (the "Transaction Agreement") with Zurich Insurance Company ("Zurich") pursuant to which Scudder and Zurich have agreed to form an alliance. Under the terms of the Transaction Agreement, Zurich will acquire a majority interest in Scudder, and Zurich Kemper Investments, Inc. ("ZKI"), a Zurich subsidiary, will become part of Scudder. Scudder's name will be changed to Scudder Kemper Investments, Inc. ("Scudder Kemper"). The foregoing are referred to as the "Transactions." ZKI, a Chicago-based investment adviser and the adviser to the Kemper funds, has approximately $80 billion under management. The headquarters of Scudder Kemper will be in New York. Edmond D. Villani, Scudder's Chief Executive Officer, will continue as Chief Executive Officer of Scudder Kemper and will become a member of Zurich's Corporate Executive Board.

     Consummation of the Transactions would constitute an "assignment," as that term is defined in the 1940 Act, of the Fund's Current Investment Management Agreement with Scudder. As required by the 1940 Act, the Current Investment Management Agreement provides for its automatic termination in the event of its assignment. In anticipation of the Transactions, a new investment management agreement (the "New Investment Management Agreement," together with the Current Investment Management Agreement, the "Investment Management Agreements") between the Fund and Scudder Kemper is being proposed for approval by stockholders of the Fund. A copy of the form of the New Investment Management Agreement is attached hereto as Exhibit A. THE NEW INVESTMENT MANAGEMENT AGREEMENT IS IN ALL MATERIAL RESPECTS ON THE SAME TERMS AS THE CURRENT INVESTMENT MANAGEMENT AGREEMENT. Conforming changes are being recommended to the New Investment Management Agreement in order to promote consistency among all of the funds currently advised by Scudder and to permit ease of administration. The material terms of the Current Investment Management Agreement are described under "Description of the Current Investment Management Agreement" below.

     Stockholders are being asked to approve this Proposal 2 in the event that the Reorganization, as described in Proposal 1 above, is not consummated.

     Board of  Directors'  Recommendation.  On  August  6,  1997,  the  Board of
Institutional Fund Inc. (also referred to in Proposals 2, 3 and 4 as the "Corporation"), including Non-interested Directors, voted to approve the New Investment Management Agreement and to recommend its approval to stockholders.

     For information about the Board's deliberations and the reasons for its recommendation, please see "Board of Directors' Evaluation" below.

     The Board of the Corporation recommends that its stockholders vote in favor of the approval of the New Investment Management Agreement for the Fund.

     Board of Directors' Evaluation. On June 26, 1997, representatives of Scudder advised the Non-interested Directors of the Corporation by means of a telephone conference call that Scudder had entered into the Transaction Agreement. At that time, Scudder representatives described the general terms of the proposed Transactions and the perceived benefits for the Scudder organization and for its investment advisory clients.

     Scudder subsequently furnished the Non-interested Directors with additional information regarding the proposed Transactions, including information regarding the terms of the proposed Transactions, and information regarding the Zurich and ZKI organizations. In a series of subsequent telephone conference calls and in-person meetings, the Non-interested Directors discussed this information among themselves and with representatives of Scudder and Zurich. They were assisted in their review of this information by their independent legal counsel and also consulted with a representative of the Fund's independent auditors and with an independent consultant knowledgeable in mutual fund industry matters.

     In the course of these discussions, Scudder advised the Non- interested Directors that it did not expect that the proposed Transactions would have a material effect on the operations of the Fund or its stockholders. Scudder has advised the Non- interested Directors that the Transaction Agreement, by its terms, does not contemplate any changes in the structure or operations of the Fund. Scudder representatives have informed the Directors that Scudder currently intends to maintain the separate existence of the funds that Scudder and ZKI manage in their respective distribution channels. Scudder has also advised the Non-interested Directors that although it currently expects that various portions of the ZKI organization would be combined with Scudder's operations, the senior executives of Scudder overseeing those operations will remain largely unchanged. It is possible, however, that changes in certain personnel currently involved in providing services to the Fund may result from future efforts to combine the strengths and efficiencies of both firms. In their discussions with the Directors, Scudder representatives also emphasized the strengths of the Zurich organization and its commitment to provide the new Scudder Kemper organization with the resources necessary to continue to provide high quality services to the Fund and the other investment advisory clients of the new Scudder Kemper organization.

     The Board of the  Corporation  was advised that Scudder  intends to rely on
Section 15(f) of the 1940 Act, which provides a non-exclusive safe harbor for an investment adviser to an investment company or any of the investment adviser's affiliated persons (as defined under the 1940 Act) to receive any amount or benefit in connection with a change in control of the investment adviser so long as two conditions are met. First, for a period of three years after the transaction, at least 75% of the board members of the investment company must not be "interested persons" of the investment company's investment adviser or its predecessor adviser. On or prior to the consummation of the Transactions, the Board, assuming the election of the nominees that you are being asked to elect in "Proposal 3: Election of Directors," would be in compliance with this provision of Section 15(f). (See "Proposal 3: Election of Directors"). Second, an "unfair burden" must not be imposed upon the investment company as a result of such transaction or any express or implied terms, conditions or understandings applicable thereto. The term "unfair burden" is defined in Section 15(f) to include any arrangement during the two-year period after the transaction whereby the investment adviser, or any interested person of any such adviser, receives or is entitled to receive any compensation, directly or indirectly, from the investment company or its shareholders (other than fees for bona fide investment advisory or other services) or from any person in connection with the purchase or sale of securities or other property to, from or on behalf of the investment company (other than bona fide ordinary compensation as principal underwriter for such investment company). No such compensation agreements are contemplated in connection with the Transactions. Scudder has undertaken to pay the costs of preparing and distributing proxy materials to, and of holding the meeting of, the Fund's stockholders as well as other fees and expenses in connection with the Transactions, including the fees and expenses of legal counsel and consultants to the Fund and the Non-interested Directors.

     During the course of their deliberations, the Non-interested Directors considered a variety of factors, including the nature, quality and extent of the services furnished by Scudder to the Fund; the necessity of Scudder's maintaining and enhancing its ability to retain and attract capable personnel to serve the Fund; the investment record of Scudder in managing the Fund; the increased complexity of the domestic and international securities markets; Scudder's profitability from advising the Fund; possible economies of scale; comparative data as to investment performance, advisory fees and other fees, including administrative fees, and expense ratios; the risks assumed by Scudder; the advantages and possible disadvantages to the Fund of having an adviser of the Fund which also serves other investment companies as well as other accounts; possible benefits to Scudder from serving as manager to the Fund and from affiliates of Scudder serving the Fund in various other capacities; current and developing conditions in the financial services industry, including the entry into the industry of large and well capitalized companies which are spending and appear to be prepared to continue to spend substantial sums to engage personnel and to provide services to competing investment companies; and the financial resources of Scudder and the continuance of appropriate incentives to assure that Scudder will continue to furnish high quality services to the Fund.

     In addition to the foregoing factors, the Non-interested Directors gave careful consideration to the likely impact of the Transactions on the Scudder organization. In this regard, the Non-interested Directors considered, among other things, the structure of the Transactions which affords Scudder executives substantial autonomy over Scudder's operations and provides substantial equity participation and incentives for many Scudder employees; Scudder's and Zurich's commitment to Scudder's paying compensation adequate to attract and retain top quality personnel; Zurich's strategy for the development of its asset management business through Scudder; information regarding the financial resources and business reputation of Zurich; and the complementary nature of various aspects of the business of Scudder and the Zurich Kemper organization and the intention to maintain separate Scudder and Kemper brands in the mutual fund business. Based on the foregoing, the Non-interested Directors concluded that the Transactions should cause no reduction in the quality of services provided to the Fund and believe that the Transactions should enhance Scudder's ability to provide such services. The Non-interested Directors considered the foregoing factors with respect to the Fund.

     On August 6, 1997, the Directors of the Corporation, including the Non-interested Directors of the Corporation, approved the New Investment Management Agreement.

     Information Concerning the Transactions and Zurich. Under the Transaction Agreement, Zurich will pay $866.7 million in cash to acquire two-thirds of Scudder's outstanding shares and will contribute ZKI to Scudder for additional shares, following which Zurich will have a 79.1% fully diluted equity interest in the combined business. Zurich will then transfer a 9.6% fully diluted equity interest in Scudder Kemper to a defined contribution plan for the benefit of Scudder and ZKI employees, as well as cash and warrants on Zurich shares for award to Scudder employees, in each case subject to five-year vesting schedules. After giving effect to the Transactions, current Scudder stockholders will have a 29.6% fully diluted equity interest in Scudder Kemper and Zurich will have a 69.5% fully diluted interest in Scudder Kemper. Scudder's name will be changed to Scudder Kemper Investments, Inc.

     The purchase price for Scudder or for ZKI in the Transactions is subject to adjustment based on the impact to revenues of non-consenting clients, and will be reduced if the annualized investment management fee revenues (excluding the effect of market changes, but taking into account new assets under management) from clients at the time of closing, as a percentage of such revenues as of June 30, 1997 (the "Revenue Run Rate Percentage"), is less than 90%.

     At the closing, Zurich and the other stockholders of Scudder Kemper will enter into a Second Amended and Restated Security Holders Agreement (the "New SHA"). Under the New SHA, Scudder stockholders will be entitled to designate three of the seven members of the Scudder Kemper board of directors and two of the four members of an Executive Committee, which will be the primary management-level committee of Scudder Kemper. Zurich will be entitled to designate the other four members of the Scudder Kemper board and the other two members of the Executive Committee.

     The names, addresses and principal occupations of the initial Scudder-designated directors of Scudder Kemper are as follows: Lynn S. Birdsong, 345 Park Avenue, New York, New York, Managing Director of Scudder; Cornelia M. Small, 345 Park Avenue, New York, New York, Managing Director of Scudder; and Edmond D. Villani, 345 Park Avenue, New York, New York, President, Chief Executive Officer and Managing Director of Scudder.

     The names, addresses and principal occupations of the initial Zurich-designated directors of Scudder Kemper are as follows: Lawrence W. Cheng, Mythenquai 2, Zurich, Switzerland, Chief Investment Officer for Investments and Institutional Asset Management and the corporate functions of Securities and Real Estate for Zurich; Steven M. Gluckstern, Mythenquai 2, Zurich, Switzerland, responsible for Reinsurance, Structured Finance, Capital Market Products and Strategic Investments, and a member of the Corporate Executive Board of Zurich; Rolf Hueppi, Mythenquai 2, Zurich, Switzerland, Chairman of the Board and Chief Executive Officer of Zurich; and Markus Rohrbasser, Mythenquai 2, Zurich, Switzerland, Chief Financial Officer and member of the Corporate Executive Board of Zurich.

     The initial Scudder-designated  Executive Committee members will be Messrs.
Birdsong  and  Villani  (Chairman).  The  initial  Zurich-designated   Executive
Committee members will be Messrs. Cheng and Rohrbasser.

     The New SHA requires the approval of a majority of the Scudder-designated directors for certain decisions, including changing the name of Scudder Kemper, effecting an initial public offering before April 15, 2005, causing Scudder Kemper to engage substantially in non-investment management and related business, making material acquisitions or divestitures, making material changes in Scudder Kemper's capital structure, dissolving or liquidating Scudder Kemper, or entering into certain affiliated transactions with Zurich. The New SHA also provides for various put and call rights with respect to Scudder Kemper stock held by current Scudder employees, limitations on Zurich's ability to purchase other asset management companies outside of Scudder Kemper, rights of Zurich to repurchase Scudder Kemper stock upon termination of employment of Scudder Kemper personnel, and registration rights for stock held by continuing Scudder stockholders.

     The Transactions are subject to a number of conditions, including approval by Scudder stockholders; the Revenue Run Rate Percentages of Scudder and ZKI being at least 75%; Scudder and ZKI having obtained director and stockholder approvals from U.S.- registered funds representing 90% of assets of such funds under management as of June 26, 1997; the absence of any restraining order or injunction preventing the Transactions, or any litigation challenging the Transactions that is reasonably likely to result in an injunction or invalidation of the Transactions, and the continued accuracy of the representations and warranties contained in the Transaction Agreement. The Transactions are expected to close during the fourth quarter of 1997.

     The information set forth above concerning the Transactions has been provided to the Corporation by Scudder, and the information set forth below concerning Zurich has been provided to the Corporation by Zurich.

     Founded in 1872, Zurich is a multinational, public corporation organized under the laws of Switzerland. Its home office is located at Mythenquai 2, 8002 Zurich, Switzerland. Historically, Zurich's earnings have resulted from its operations as an insurer as well as from its ownership of its subsidiaries and affiliated companies (the "Zurich Insurance Group"). Zurich and the Zurich Insurance Group provide an extensive range of insurance products and services, and have branch offices and subsidiaries in more than 40 countries throughout the world. Zurich Insurance Group is particularly strong in the insurance of international companies and organizations. Over the past few years, Zurich's global presence, particularly in the United States, has been strengthened by means of selective acquisitions.

     Description of the Current Investment Management Agreement. Under the Current Investment Management Agreement, Scudder provides the Fund with continuing investment management services. The Investment Manager also determines which securities shall be purchased, held, or sold, and what portion of the Fund's assets shall be held uninvested, subject to the Corporation's Articles of Incorporation, By-Laws, investment policies and restrictions, the provisions of the 1940 Act, and such policies and instructions as the Directors may determine.

     The Current Investment Management Agreement provides that the Investment Manager will provide portfolio management services and that the Investment Manager will place portfolio transactions in accordance with policies expressed in the Fund's registration statement, pay the Fund's office rent, render significant administrative services on behalf of the Fund (not otherwise provided by third parties) necessary for the Fund's operating as an open-end investment company including, but not limited to, preparing reports to and meeting materials for the Corporation's Board of Directors and reports and notices to Fund stockholders; supervising, negotiating contractual arrangements with, to the extent appropriate, and monitoring the performance of various third-party service providers to the Fund (such as the Fund's transfer and pricing agents, fund accounting agent, custodian, accountants and others) and other persons in any capacity deemed necessary or desirable to Fund operations; preparing and making filings with the Securities and Exchange Commission (the "SEC" or the "Commission") and other regulatory and self-regulatory organizations, including but not limited to, preliminary and definitive proxy materials, post-effective amendments to the Registration Statement, semi-annual reports on Form N-SAR and notices pursuant to Rule 24f-2 under the 1940 Act; overseeing the tabulation of proxies by the Fund's transfer agent; assisting in the preparation and filing of the Fund's federal, state and local tax returns; preparing and filing the Fund's federal excise tax returns pursuant to Section 4982 of the Internal Revenue Code of 1986, as amended; providing assistance with investor and public relations matters; monitoring the valuation of portfolio securities and the calculation of net asset value; monitoring the registration of shares of the Fund under applicable federal and state securities laws; maintaining or causing to be maintained for the Fund all books, records and reports and any other information required under the 1940 Act, to the extent such books, records and reports and other information are not maintained by the Fund's custodian or other agents of the Fund; assisting in establishing accounting policies of the Fund; assisting in the resolution of accounting issues that may arise with respect to the Fund's operations and consulting with the Fund's independent accountants, legal counsel and the Fund's other agents as necessary in connection therewith; establishing and monitoring the Fund's operating expense budgets; reviewing the Fund's bills; processing the payment of bills that have been approved by an authorized person; assisting the Fund in determining the amount of dividends and distributions available to be paid by the Fund to its stockholders, preparing and arranging for the printing of dividend notices to stockholders, and providing the transfer and dividend paying agent, the custodian, and the accounting agent with such information as is required for such parties to effect the payment of dividends and distributions; and otherwise assisting the Fund in the conduct of its business, subject to the direction and control of the Corporation's Board of Directors.

     Under the Current Investment Management Agreement, the Fund is responsible for other expenses, including organizational expenses (including out-of-pocket expenses, but not including the Investment Manager's overhead or employee costs); brokers' commissions or other costs of acquiring or disposing of any portfolio securities of the Fund; legal, auditing and accounting expenses; payment for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; taxes and governmental fees; the fees and expenses of the

Fund's transfer agent; expenses of preparing share certificates and any other expenses, including clerical expenses, of issuance, offering, distribution, sale, redemption or repurchase of shares; the expenses of and fees for registering or qualifying securities for sale; the fees and expenses of Non-interested Directors; the cost of printing and distributing reports, notices and dividends to current stockholders; and the fees and expenses of the Fund's custodians, subcustodians, accounting agent, dividend disbursing agents and registrars. The Fund may arrange to have third parties assume all or part of the expenses of sale, underwriting and distribution of shares of the Fund. The Fund is also responsible for expenses of stockholders' and other meetings, the cost of responding to stockholders' inquiries, and its expenses incurred in connection with litigation, proceedings and claims and the legal obligation it may have to indemnify officers and Directors of the Corporation with respect thereto. The Fund is also responsible for the maintenance of books and records which are required to be maintained by the Fund's custodian or other agents of the Corporation; telephone, telex, facsimile, postage and other communications expenses; any fees, dues and expenses incurred by the Fund in connection with membership in investment company trade organizations; expenses of printing and mailing prospectuses and statements of additional information of the Fund and supplements thereto to current stockholders; costs of stationery; fees payable to the Investment Manager and to any other Fund advisors or consultants; expenses relating to investor and public relations; interest charges, bond premiums and other insurance expense; freight, insurance and other charges in connection with the shipment of the Fund's portfolio securities; and other expenses.

     The Investment Manager is responsible for the payment of the compensation and expenses of all Directors, officers and executive employees of the Fund (including the Fund's share of payroll taxes) affiliated with the Investment Manager and making available, without expense to the Fund, the services of such Directors, officers and employees as may duly be elected officers of the Corporation, subject to their individual consent to serve and to any limitations imposed by law. The Fund is responsible for the fees and expenses (specifically including travel expenses relating to Fund business) of Directors not affiliated with the Investment Manager. Under each Current Investment Management Agreement, the Investment Manager also pays the Fund's share of payroll taxes, as well as expenses, such as travel expenses (or an appropriate portion thereof), of Directors and officers of the Corporation who are Directors, officers or employees of the Investment Manager, to the extent that such expenses relate to attendance at meetings of the Board of Directors of the Corporation, or any committees thereof or advisers thereto, held outside Boston, Massachusetts or New York, New York. During the Fund's most recent fiscal year, no compensation, direct or otherwise (other than through fees paid to the Investment Manager), was paid or became payable by the Corporation to any of its officers or Directors who were affiliated with the Investment Manager.

     In return for the services provided by the Investment Manager as investment manager, and the expenses it assumes under the Current Investment Management Agreement, the Fund pays the Investment Manager a management fee at a rate of 0.90% of average daily net assets which is accrued daily and payable monthly. As of December 31, 1996, the end of the Fund's last fiscal year, the Fund had net assets of $17,897,508 and paid an aggregate management fee to the Investment Manager of $0 during such period.

     The Current Investment Management Agreement further provides that the Investment Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with matters to which such agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Manager in the performance of its duties or from reckless disregard by the Investment Manager of its obligations and duties under such agreement.

     The Current Investment Management Agreement may be terminated without penalty upon sixty (60) days' written notice by either party. The Fund may agree to terminate its Current Investment Management Agreement either by the vote of a majority of the outstanding voting securities of the Fund, or by the Board of
Directors. As stated above, the Current Investment Management Agreement automatically terminates in the event of its assignment.

     Scudder has acted as the Investment Manager for the Fund since the Fund commenced operations on April 3, 1996. The Current Investment Management Agreement is dated April 3, 1996, and was last approved by the Directors on July 27, 1997 and by the stockholders of the Fund on April 2, 1996 and continues in effect until July 31, 1998. The Current Investment Management Agreement was last submitted to stockholders prior to its becoming effective, as required by the 1940 Act.

     The New Investment Management Agreement. The New Investment Management Agreement for the Fund will be dated as of the date of the consummation of the Transactions, which is expected to occur in the fourth quarter of 1997, but in no event later than February 28, 1998. The New Investment Management Agreement will be in effect for an initial term ending on the same date as would the Current Investment Management Agreement but for the Transactions, and may continue thereafter from year to year only if specifically approved at least annually by the vote of "a majority of the outstanding voting securities" of the Fund, or by the Board and, in either event, the vote of a majority of the Non-interested Directors, cast in person at a meeting called for such purpose. In the event that stockholders of the Fund do not approve the New Investment Management Agreement, the Current Investment Management Agreement will remain in effect until the closing of the Transactions at which time it would terminate. In such event, the Board of the Corporation will take such action as it deems to be in the best interests of the Fund and its stockholders. In the event the Transactions are not consummated, Scudder will continue to provide services to the Fund in accordance with the terms of the Current Investment Management Agreement for such periods as may be approved at least annually by the Board, including a majority of the Non-interested Directors.

     Differences Between the Current and New Investment Management Agreements. The New Investment Management Agreement is substantially the same as the Current Investment Management Agreement in all material respects. The principal changes that have been made are summarized below. The New Investment Management Agreement reflects conforming changes that have been made in order to promote consistency among all funds currently advised by Scudder and to permit ease of administration. For example, in the New Investment Management Agreement, the term "accounting agents" would be added to the list of service providers to which the Investment Manager must provide information in connection with the payment of dividends and distributions.

     In addition, the New Investment Management Agreement would clarify that purchase and sale opportunities which are suitable for more than one client of the Investment Manager will be allocated by the Investment Manager in an equitable manner.

     Further, the New Investment Management Agreement would clarify the scope of the licensing provisions governing the use of the Scudder name. Specifically, the New Investment Management Agreement identifies Scudder Kemper as the exclusive licensee of the rights to use and sublicense the names "Scudder," "Scudder Kemper Investments, Inc.," and "Scudder, Stevens & Clark, Inc." (together the "Scudder Marks"). Under this license, the Corporation, with respect to the Fund, has the nonexclusive right to use and sublicense the Scudder name and marks as part of its name, and to use the Scudder Marks in the Corporation's investment products and services. This license continues only as long as the New Investment Management Agreement is in place, and only as long as Scudder Kemper continues to be a licensee of the Scudder Marks from Scudder Trust Company, which is the owner and licensor of the Scudder Marks. As a condition of the license, the Corporation, on behalf of the Fund, undertakes certain responsibilities and agrees to certain restrictions, such as agreeing not to challenge the validity of the Scudder Marks or ownership by Scudder Trust Company and the obligation to use the name within commercially reasonable standards of quality. In the event the agreement is terminated, the Corporation, on behalf of the Fund, must not use a name likely to be confused with those associated with the Scudder Marks.

     The New Investment Management Agreement adds conforming language that describes in greater detail the portfolio management services provided by the Investment Manager and adds a new section that describes the administrative responsibilities and duties of the Investment Manager. For example, the section entitled Portfolio Management Services specifies that the Fund will have the benefit of the Investment Manager's analysis and research, and that the Investment Manager will undertake responsibilities such as making records available to regulators and providing periodic reports to the Board. The section entitled Administrative Services is new and describes the types of administrative services that the Investment Manager has been customarily providing to the Fund. For a fuller explanation of the types of administrative services, please refer to the second paragraph under "Description of the Current Investment Management Agreement" in these proxy materials.

     Other conforming changes include: deletion of the Investment Manager's potential responsibility for monitoring the calculation and payment of distributions to stockholders; addition of a provision clarifying that the New Investment Management Agreement supersedes all prior agreements; and addition of a provision replacing New York with Massachusetts as the jurisdiction whose laws will govern the New Investment Management Agreement.

     Investment Manager. Scudder is one of the most experienced investment counsel firms in the United States. It was established in 1919 as a partnership and was restructured as a Delaware corporation in 1985. The principal source of Scudder's income is professional fees received from providing continuing investment advice. Scudder provides investment counsel for many individuals and institutions, including insurance companies, endowments, industrial corporations and financial and banking organizations.

     As stated above, Scudder is a Delaware corporation. Daniel Pierce* is the Chairman of the Board of Scudder, Edmond D. Villani# is President and Chief Executive Officer of Scudder, Stephen R. Beckwith#, Lynn S. Birdsong#, Nicholas Bratt#, E. Michael Brown*, Mark S. Casady*, Linda C. Coughlin*, Margaret D. Hadzima*, Jerard K. Hartman#, Richard A. Holt@, John T. Packard+, Kathryn L. Quirk#, Cornelia M. Small# and Stephen A. Wohler* are the other members of the Board of Directors of Scudder (see footnote for symbol key).. The principal occupation of each of the above named individuals is serving as a Managing Director of Scudder.

     All of the outstanding voting and nonvoting securities of Scudder are held of record by Stephen R. Beckwith, Juris Padegs#, Daniel Pierce and Edmond D. Villani in their capacity as the representatives of the beneficial owners of such securities (the "Representatives"), pursuant to a Security Holders' Agreement among Scudder, the beneficial owners of securities of Scudder and such Representatives. Pursuant to the Security Holders' Agreement, the Representatives have the right to reallocate shares among the beneficial owners from time to time. Such reallocations will be at net book value in cash transactions. All Managing Directors of Scudder own voting and nonvoting stock and all Principals of Scudder own nonvoting stock.

     Directors, officers and employees of Scudder from time to time may enter into transactions with various banks, including the Fund's custodian bank. It is Scudder's opinion that the terms and conditions of those transactions will not be influenced by existing or potential custodial or other Fund relationships.

     Scudder Fund Accounting Corporation ("SFAC"), a subsidiary of Scudder, computes net asset value and provides fund accounting services for the Fund. Scudder Service Corporation ("SSC"), also a subsidiary of Scudder, is the transfer, shareholder servicing and dividend-paying agent for the Fund. Scudder Trust Company ("STC"), an affiliate of Scudder, provides subaccounting and recordkeeping services for stockholder accounts in certain retirement and employee benefit plans. For the fiscal year ended December 31, 1997, the fees paid to SFAC, SSC and STC by the Fund were $0, $15,431 and $0, respectively.

     SFAC, SSC and STC will continue to provide fund accounting, transfer agency, subaccounting and recordkeeping services to the Fund under the current arrangements if the New Investment Management Agreement is approved, unless the proposed reorganization is approved.

     Exhibit B sets forth the fees and other information regarding other investment companies advised by Scudder.

     Brokerage Commissions on Portfolio Transactions. To the maximum extent feasible, Scudder places orders for portfolio transactions through Scudder Investor Services, Inc., Two International Place, Boston, Massachusetts 02110 (the "Distributor") (a corporation registered as a broker/dealer and a subsidiary of Scudder), which in turn places orders on behalf of


_______________________________
*    Two International Place, Boston, Massachusetts
#    345 Park Avenue, New York, New York
+    101 California Street, San Francisco, California
@    Two Prudential Plaza, 180 North Stetson, Suite 5400,
     Chicago, Illinois
the Fund with issuers, underwriters or other brokers and dealers. In selecting brokers and dealers with which to place portfolio transactions for the Fund, Scudder will not consider sales of shares of funds currently advised by ZKI, although it may place such transactions with brokers and dealers that sell shares of funds currently advised by ZKI. The Distributor receives no commissions, fees or other remuneration from the Fund for this service. Allocation of portfolio transactions is supervised by Scudder.

     Required Vote. Approval of this Proposal by the Fund requires the affirmative vote of a "majority of the outstanding voting securities", as defined above, of the Fund. The Directors of the Corporation recommend that the stockholders vote in favor of this Proposal 2.